Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Alpha Compute Corp

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on May 13, 2026 (the “May 13, 2026 Form 6-K”). Accordingly, we have attached the May 13, 2026 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ALP”. On May 21, 2026, the closing sale price of our Ordinary Shares as reported on Nasdaq was $0.3852.

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Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is May 22, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2026

Commission File Number: 001-40086

Alpha Compute Corp
(Translation of registrant's name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Nos. 333-275842 and 333-289199) and Form F-3 (File Nos. 333-286961, 333-290827, 333-291341 and 333-291921) of Alpha Compute Corp (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

On May 12, 2026, Alpha Compute Corp (the “Company”) issued a press release announcing the execution of a compute off-take agreement related to a cluster of 504 NVIDIA B200 GPUs. A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 13, 2026

Alpha Compute Corp

By: /s/ Brittany Kaiser
Brittany Kaiser
Chief Executive Officer

EXHIBIT 99.1

Alpha Compute Closes $32.2 Million Revenue Contract with AI Lab Customer

Leading AI Research Lab signs two-year compute off-take agreement for the ALPHA-01 Enterprise-Scale NVIDIA B200 Deployment of 504 GPUs in Canadian Data Center

ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS, May 12, 2026 (GLOBE NEWSWIRE) -- Alpha Compute Corp. (“Alpha Compute” or the “Company”), a pioneering technology leader in AI GPU-as-a-service (GPUaaS) and AI Confidential Compute, today announced it has closed a definitive lease agreement with a leading frontier artificial intelligence laboratory for the Company’s inaugural enterprise-scale NVIDIA B200 GPU deployment located in its Canadian data center.

The two-year agreement has a total contract value of $32.2 million and delivers $16.1 million in Annual Recurring Revenue (ARR) to Alpha Compute, with an expected upfront payment of $7.5 million securing the reservation of compute capacity for two years.

The agreement covers a dedicated cluster of 504 NVIDIA B200 GPUs — one of the most advanced GPU architectures available for large-scale AI training and inference workloads — providing the unnamed frontier AI laboratory with exclusive, high-performance compute access to accelerate its next-generation model development. The identity of the tenant, a recognized leader in frontier AI research, has not been disclosed for privacy. Alpha Compute expects to provide further details regarding the partnership as contractually permitted.

"This contract is a defining moment for Alpha Compute, confirming our belief that there is a massive global appetite for sovereign, specialized AI infrastructure," stated Alpha Compute CEO Brittany Kaiser. "Finalizing a $32.2 million deal with a leading AI research firm is a testament to our technical excellence, our robust Canadian data center presence, and the trust our clients have in our enterprise-grade delivery. We are establishing the foundation for the future AI economy, and this partnership is a clear signal of our success."

Yury Mitin, Chief Business Development Officer commented, “The 504-GPU B200 deployment represents Alpha Compute’s first enterprise-scale customer agreement and marks a critical inflection point in the Company’s commercial strategy. The NVIDIA B200 GPU delivers unprecedented performance for AI and HPC workloads, making it the preferred architecture for frontier model training at scale.”

With $16.1 million in annual revenue now secured under contract, Alpha Compute is actively expanding its sales pipeline of enterprise compute agreements with AI laboratories, sovereign entities, and enterprise customers seeking dedicated, high-performance GPU infrastructure outside of traditional hyperscaler environments.

TRANSACTION HIGHLIGHTS
Total Contract Value:  $32,200,000
Annual Recurring Revenue:  $16,100,000
Upfront Payment:  $7,500,000
GPU Deployment:  504 × NVIDIA B200 Tensor Core GPUs
Data Center Location:  Canada
Energy: 100% Hydroelectric
Power Agreement Term:  Two (2) Years
Tenant:  Unnamed Leading Frontier AI Laboratory

Alpha Compute continues to evaluate additional GPU procurement and leasing opportunities across its growing portfolio of data center partnerships in North America and Europe. The Company’s infrastructure strategy is designed to serve the rapidly expanding demand for dedicated compute from AI research organizations, national sovereign AI initiatives, and enterprise customers requiring privacy-centric compute solutions.

About Alpha Compute Corp.
Alpha Compute Corp. (Nasdaq: ALP) is a pioneering leader in AI GPU-as-a-service (GPUaaS) and AI Confidential Compute. Alpha Compute builds and operates businesses at the intersection of confidential computing, artificial intelligence, and decentralized AI. The Company’s GPU assets deliver privacy-preserving computation to partners and applications including Telegram, Animoca Brands, GAMEE, and Midnight Network. Alpha Compute is incorporated in the British Virgin Islands.

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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical fact, including those preceded by, followed by, or incorporating words such as "believes," "expects," "anticipates," "intends," "estimates," "plans," "may," "will," "potential," "continues," or similar expressions are forward-looking statements.

Forward-looking statements in this release include, without limitation: the expected timing and go-live dates for Alpha Compute's GPU cluster deployments; projected revenue from the Company's AI infrastructure buildout; anticipated benefits from the Company's confidential compute partnerships and infrastructure expansion; and the Company's broader business strategy and operational plans.

These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied, including: the timing and progress of the Company's strategic initiatives; reliance on third-party vendors and partners; the ability to secure additional financing; uncertainty around the Company's investments and legacy business; risks related to technology platforms and ecosystems; and general market and economic conditions. A more complete discussion of these risks is set forth under "Item 3 - Key Information - Risk Factors" in the Company's Annual Report on Form 20-F for the year ended March 31, 2025, and in the Company's Forms 6-K filed with the Securities and Exchange Commission on September 3, 2025 and January 13, 2026.

Undue reliance should not be placed on these forward-looking statements. The forward-looking statements contained herein are made as of the date of this press release, and the Company undertakes no obligation to update or revise them publicly, except as required by law.

Investor & Media Contact

Alpha Compute Corp.
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www.alphacompute.ai

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